Exhibit 23.2

THOMPSON,

GREENSPON

&CO., P.C.

Certified Public Accountants

Management Consultants

Independent Accountants' Consent

To the Board of Directors

Millennium Bankshares Corporation

We consent to the incorporation by reference in the Registration Statement of Millennium Bankshares Corporation related to our report dated January 31, 2004 relating to the balance sheets of Millennium Bankshares Corporation as of December 31, 2003 and 2002, and the related statements of operations, other comprehensive income, changes in stockholder’s equity, and cash flows for the years then ended.

/s/ Thompson, Greenspon & Co., P.C.

Fairfax, Virginia

March 24, 2004

4035 Ridge Top Road, #700, Fairfax, Virginia 22030-4790 (703) 385-8888 Fax (703) 385-3940

10694-A Crestwood Drive, Manassas, Virginia 20109-3497 (703) 368-3533 Fax (703) 361-1958

www.tgccpa.com

Member of American Institute of Certified Public Accountants Division for CPA Firms